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                                                                    Exhibit 99.1


[JLG Logo]
JLG INDUSTRIES, INC.                                               PRESS RELEASE
1 JLG Drive                                                FOR IMMEDIATE RELEASE
McConnellsburg, PA 17233-9533
Telephone (717) 485-5161                                  CONTACT:  JUNA ROWLAND
Fax (717) 485-6417                     DIRECTOR - CORPORATE & INVESTOR RELATIONS
www.jlg.com                                           (240) 313-1816, IR@JLG.COM


               JLG SELLS $175 MILLION OF SENIOR SUBORDINATED NOTES
              AND REVISES $275 MILLION OF SENIOR CREDIT FACILITIES

         MCCONNELLSBURG, PA, JUNE 17, 2002 - JLG Industries, Inc. (NYSE: JLG) announced today that it sold $175 million principal amount of its 8 3/8% senior subordinated notes due 2012 and amended its $275 million in senior credit facilities to provide greater flexibility for the Company's operations. The net proceeds of the offering were used to repay outstanding debt under the Company's existing $250 million revolving credit facility and to terminate the Company's $83 million working capital facility. The Company also maintains a separate $25 million bank overdraft facility.

         "As a global leader in product innovation and technology for the access industry, this positive change to our capital structure provides a stronger foundation for future growth," stated Bill Lasky, Chairman of the Board, President and Chief Executive Officer. "We remain steadfast in our commitments to reduce costs by managing our business effectively, to expand our existing product lines, and to explore new product opportunities through product development and opportunistic acquisitions."

         According to Jim Woodward, Executive Vice President and Chief Financial Officer, "We are extremely pleased with the positive response to the note offering by investors and the continued support of our senior lenders. The $275 million in amended and restated senior credit facilities improves our flexibility to fund ongoing operations including continued funding of our customer finance offerings through our Access Financial Solutions subsidiary. Both the 10-year notes and our senior credit facilities are important parts in our capital structure tailored to support our long-term strategic financial plan."

         The senior notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933. The senior notes were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         JLG Industries, Inc. is the world's leading producer of mobile aerial work platforms and a leading

                                     (more)

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JLG Industries, Inc. - page 2


producer of telehandlers and telescopic hydraulic excavators marketed under the JLG(R) and Gradall(R) trademarks. Sales are made principally to rental companies and distributors that rent and sell the Company's products to a diverse customer base, which include users in the industrial, commercial, institutional and construction markets. JLG's manufacturing facilities are located in the United States and Belgium, with sales and service locations on six continents.

         This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including but not limited to those relating to financial projections and future financial performance, cost-cutting and manufacturing improvement efforts, future market conditions and trends, the growth of the Company's businesses, product demand, the introduction of new products, and the opening of new facilities. The forward-looking statements in this announcement may involve certain risks and uncertainties, which could cause actual results to differ materially, including cyclical demand, a consolidating customer base, competition, continued innovation, product liability, availability of product components, and other risks, as detailed in the Company's SEC reports, including the report on Form 10-Q for the quarter ended April 30, 2002.

                    For more information, visit www.jlg.com.

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